As filed with the Securities and Exchange Commission on January 27, 2011

Registration No. 333-___________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549
_________
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HERITAGE FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Maryland	38-3814230
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

721 North Westover Boulevard Albany, Georgia	31707
(Address of Principal Executive Offices)	(Zip Code)

HERITAGEBANK OF THE SOUTH 401(k) PLAN
(Full title of the plan)

T. Heath Fountain
Senior Vice President and Chief Financial Officer
Heritage Financial Group, Inc.
721 North Westover Boulevard
Albany, Georgia 31707
(Name and address of agent for service)

(229) 878-2055
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.01 per share	310,259 shares	$11.93(3)	$3,701,390	$429.73
Participation Interests	(2)	__--	--	--(4)

(1)
Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the HeritageBank of the South 401(k) Plan (the “Plan”) as the result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Heritage Financial Group, Inc., as permitted by Rule 416(a) under the Securities Act of 1933.

(2)	Pursuant to Rule 416(c), this Registration Statement covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.
(3)
Estimated, pursuant to Rule 457(c) and (h) under the Securities Act of 1933, solely for the purpose of calculating the registration fee. These shares are being registered based upon the average of the high and low prices per share of the common stock on the Nasdaq Global Market of $11.93 per share on January 24, 2011 (which is no earlier than 5 business days before filing date)..

(4)	Pursuant to Rule 457(h), no registration fee is required to be paid.

This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act of 1933 and 17 C.F.R. § 230.462.

EXPLANATORY NOTE

Heritage Financial Group, Inc. (the “Registrant”) acquired the Plan in the merger with Heritage Financial Group (the “Company”), which registered the interests in the Plan under a Form S-8 filed on December 13, 2005 (Registration No. 333-130291).  The shares held by the Plan and the interests in the Plan were adjusted in the merger of the Company into the Registrant by an exchange ratio based on 0.8377 shares of the Registrant’s common stock for one share of the Company’s common stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 & 2.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the HeritageBank of the South 401(k) Plan (the “Plan”) as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  Such document(s) are not being filed with the Commission, but they constitute (along with the documents incorporated by reference into this Form S-8 pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act (“Prospectus”).

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.	Incorporation of Certain Documents by Reference.

The following documents previously or concurrently filed by the Registrant or its predecessor, the Company with the SEC are hereby incorporated by reference in this Registration Statement and the Prospectus, which will be delivered by the Registrant to participants receiving Awards under the Plan:

1.
the Registrant’s Form S-1 Registration Statement, as amended and declared effective on October 12, 2010 (Registration No. 333-167670), including all the consolidated financial statements for the Company contained therein;

2.	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (File No. 000-51305), filed on April 9, 2010;

3.	the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2010, (File No. 000-51305) filed on May 17, 2010;

4.	the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2010, (File No. 000-51305) filed on August 23, 2010;

5.	the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2010, (File No. 000-51305) filed on November 15, 2010;

6.	the Company’s proxy statement for its annual meeting of stockholders held on May 19, 2010, (File No. 000-51305) filed with the SEC on April 19, 2010;

7.	the Registrant’s current reports on Form 8-K filed on November 23 and 30, 2010 (File No. 001-34902); and

8.	the Company’s Current Report on Form 8-K filed on November 16, 2010 (File No. 000-51305); and

9.	the description of the common stock, par value $.01 per share, of the Registrant contained in the Registrant’s Form 8-A12B (File No. 001-34902) filed on October 12, 2010.

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and the Prospectus and to be a part thereof from the date of the filing of such documents.  Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the Prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the Prospectus.

This incorporation by reference of the Company’s proxy statement for its annual meeting of stockholders shall not be deemed to specifically incorporate by reference the information relating to the audit committee report (as permitted under Item 306 of Regulation S-K) or the information provided under Item 9 of any current report on Form 8-K.

The Company shall furnish without charge to each person to whom the Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated).  Requests should be directed to the Secretary, Heritage Financial Group, 710 North Westover Boulevard, Albany, GA 31707, telephone number (229) 420-0000.

All information appearing in this Registration Statement and the Prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Articles 12 and 13 of the Articles of Incorporation of Heritage Financial Group, Inc., a Maryland corporation (referred to in this Item 6 as the "Corporation"), set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such, as follows:

ARTICLE 12.  Indemnification, etc. of Directors and Officers.

A.           Indemnification. The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the MGCL now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B of this Article 12 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

Procedure. If a claim under Section A of this Article 12 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 12 or otherwise shall be on the Corporation.

C.           Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article 12 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, these Articles, the Corporation's Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

D.           Insurance. The Corporation may maintain insurance, at its expense, to insure itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.

E.           Miscellaneous. The Corporation shall not be liable for any payment under this Article 12 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 12 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

Any repeal or modification of this Article 12 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 12 is in force.

ARTICLE 13.  Limitation of Liability. An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the Person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; (B) to the extent that a judgment or other final adjudication adverse to the Person is entered in a proceeding based on a finding in the proceeding that the Person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL. If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

The Corporation has a directors and officers liability policy providing for insurance against certain liabilities incurred by directors and officers of the Corporation while serving in their capacities as such.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (the numbering corresponds to the Exhibit Table in Item 601 of Regulation S-K):

Exhibit No.	Title	Location
4	Form of Common Stock Certificate of Heritage Financial Group, Inc.	Incorporated by reference from Exhibit 4 to the Form S-1 Registration Statement filed by the Registrant on June 22, 2010.

5	Opinion of Silver, Freedman & Taff L.L.P. regarding legality of securities being registered	Included herein.

15	Letter re: unaudited interim financial information	Not applicable.

23.1	Consent ofSilver, Freedman & Taff, L.L.P.	Contained in the opinions included herein as Exhibit 5.

23.2	Consent of Mauldin & Jenkins, Certified Public Accountants, LLC	Included herein.

24	Power of Attorney	Set forth on signature page.

99.1	HeritageBank of the South 401(k) Plan	Included herein.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any Prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Albany, State of Georgia, on January 27, 2011.

HERITAGE FINANCIAL GROUP, INC.

By:	/s/ O. Leonard Dorminey
O. Leonard Dorminey, President and Chief Executive Officer
(Duly Authorized Representative)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints O. Leonard Dorminey his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorneys-in-fact and agents or their substitutes or substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ O. Leonard Dorminey	Date: January 27, 2011
O. Leonard Dorminey, President, Chief Executive Officer and Director
(Principal Executive Officer)

/s/ Antone D. Lehr	Date: January 27, 2011
Antone D. Lehr, Chairman of the Board and Director

/s/ Joseph C. Burger	Date: January 27, 2011
Joseph C. Burger, Vice Chairman of the Board and Director

/s/ Carol W. Slappey	Date: January 27, 2011
Carol W. Slappey, Executive Vice President and Director

/s/ Douglas J. McGinley	Date: January 27, 2011
Douglas J. McGinley, Director

/s/ J. Keith Land	Date: January 27, 2011
J. Keith Land, Director

/s/ J. Lee Stanley	Date: January 27, 2011
J. Lee Stanley, Director

/s/ T. Heath Fountain	Date: January 27, 2011

T. Heath Fountain, Senior Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)

The Plan.  Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Albany, State of Georgia, on January 27, 2011.

/s/ Sandra Driver
Sandra Driver, Trustee

/s/ Robin Glass
Robin Glass, Trustee

EXHIBIT INDEX

Exhibit Number	Document

5	Opinion of Silver, Freedman & Taff, L.L.P.

23.2	Consent of Mauldin & Jenkins, LLC

99.1	HeritageBank of the South 401(k) Plan*

*The Registrant hereby undertakes that it will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service in a timely manner and has made or will make all changes required by the Internal Revenue Service in order to qualify the Plan under Section 401 of the Internal Revenue Code of 1986, as amended.